Prudential MoneyMart Assets, Inc.
For the period ending July 31, 2012
File Number 811-02619

Sub-Item 77Q1(a)
Copies of Any Material Amendments to the Registrants Charter or By-laws

PRUDENTIAL MONEYMART ASSETS, INC.

ARTICLES SUPPLEMENTARY

      Prudential MoneyMart Assets, Inc., a Maryland corporation (the Corporation), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:	Pursuant to authority expressly
vested in the Board of Directors of the Corporation
(the Board of Directors) by Article FOURTH of the
charter of the Corporation (the Charter), the Board
of Directors has duly reclassified and designated all
authorized but unissued shares of Class L Common
Stock, $0.001 par value per share, of the Corporation
as additional shares of Class A Common Stock, $0.001
par value per share, of the Corporation (Class A
Common Stock), with the terms set forth in the
Charter applicable to shares of Class A Common
Stock.
      SECOND:	Prior to the reclassification and
designation authorized by these Articles
Supplementary, the total number of shares of all classes
and series of stock which the Corporation had
authority to issue was 20,000,000,000 shares, $0.001
par value per share, having an aggregate par value of
$20,000,000, classified and designated as follows:
      Class A Common Stock	10,000,000,000 shares
      Class B Common Stock	  2,500,000,000 shares
      Class C Common Stock	  2,500,000,000 shares
      Class L Common Stock	  1,000,000,000 shares
      Class M Common Stock	  1,000,000,000 shares
      Class X Common Stock	  1,000,000,000 shares
      Class Z Common Stock	  2,000,000,000 shares
      THIRD:	As reclassified and designated
hereby, the total number of shares of all classes and
series of stock which the Corporation has authority to
issue is 20,000,000,000 shares, $0.001 par value per
share, having an aggregate par value of $20,000,000,
classified and designated as follows:
      Class A Common Stock	11,000,000,000 shares
      Class B Common Stock	  2,500,000,000 shares
      Class C Common Stock	  2,500,000,000 shares
      Class M Common Stock	  1,000,000,000 shares
      Class X Common Stock	  1,000,000,000 shares
      Class Z Common Stock	  2,000,000,000 shares
      FOURTH:	The terms of shares of all other
classes or series of stock of the Corporation (including
the preferences, conversion or other rights, voting
powers, restrictions, limitations as to dividends,
qualifications or terms or conditions of redemption) are
as provided in the Charter and remain unchanged by
these Articles Supplementary.
      FIFTH:	These Articles Supplementary
shall become effective upon filing with the State
Department of Assessments and Taxation of Maryland.
      IN WITNESS WHEREOF, Prudential
MoneyMart Assets, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on June 7, 2012.


WITNESS:
	PRUDENTIAL MONEYMART ASSETS,

	INC.
/s/ Jonathan D. Shain ___
By: /s/ Stuart S. Parker______
Jonathan D. Shain, Assistant Secretary
Stuart S. Parker, President
      The undersigned, President of Prudential
MoneyMart Assets, Inc., who executed on behalf of
the Corporation the foregoing Articles Supplementary
of which this certificate is made a part, hereby
acknowledges in the name and on behalf of said
Corporation the foregoing Articles Supplementary to
be the corporate act of said Corporation and hereby
certifies that to the best of his knowledge, information
and belief the matters and facts set forth therein with
respect to the authorization and approval thereof are
true in all material respects under the penalties of
perjury.
/s/ Stuart S. Parker______
Stuart S. Parker, President


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